Pursuant to 13-C MRSA §1006, the undersigned corporation executes and delivers the following Articles of Amendment:

FIRST:	The text of the amendment or the information required by 13-C MRSA §121.10.E as set forth in Exhibit A attached, was adopted on (date) April 25, 2017 .
The amendment was duly approved as follows: ("X" one box only.)
	☐	by the incorporators – shareholder approval was not required OR
	☐	by the board of directors – shareholder approval was not required OR
	☒	by the shareholders in the manner required by this Act and by the articles of incorporation.

SECOND:
If the amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are set forth in Exhibit____or as follows:

THIRD:	The effective date of the articles of amendment (if other than the date of filing of the articles of amendment) is .

*This document MUST be signed by any duly authorized officer OR the clerk. (13-C MRSA §121.5)

Please remit your payment made payable to the Maine Secretary of State.

SUBMIT COMPLETED FORMS TO:	CORPORATE EXAMINING SECTION, SECRETARY OF STATE,
101 STATE HOUSE STATION, AUGUSTA, ME 04333-0101
FORM NO. MBCA-9 (1 of 1) Rev. 8/1/2004	TEL. (207) 624-7752

EXHIBIT A
AMENDMENT TO
THE ARTICLES OF INCORPORATION OF
CAMDEN NATIONAL CORPORATION

Exhibit A-1 of the Articles of Incorporation of Camden National Corporation is hereby amended and restated in its entirety to read as follows:

Exhibit A – 1. The number of authorized shares of common stock with no par value shall be increased from 20,000,000 to 40,000,000.